EXHIBIT 21

Stock Yards Bancorp, Inc.

Subsidiaries of the Registrant

As of December 31, 2022

Name of Subsidiary	Jurisdiction of Incorporation	Business Name of Subsidiary

Stock Yards Bank & Trust Company	Kentucky	Stock Yards Bank & Trust Company

SYB Insurance Company, Inc.	Nevada	SYB Insurance Company, Inc.

Commonwealth Statutory Trust III	Delaware	Commonwealth Statutory Trust III

Commonwealth Statutory Trust IV	Delaware	Commonwealth Statutory Trust IV

Commonwealth Statutory Trust V	Delaware	Commonwealth Statutory Trust V